UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 01, 2021

Earth Science Tech Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55000	80-0961484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10650 NW 29th Terrace

Doral, FL 33172

(Address of principal executive offices)

(305) 615-2118

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement

Business Lease

On August 30, 2021, the Company entered into an agreement with JCR Medical Equipment, Inc., a Florida Corporation to lease a 1,000 square foot facility consisting of office and warehouse space out of its 13,000/sq. ft. facility located at 10650 NW 29th Terrace Doral, FL 33172.

Revolving Credit Agreement.

On August 31, 2021, Earth Science Tech, Inc., a Nevada corporation (the “Company”), entered into revolving credit Agreement (“Revolving Loan”) with Great Lakes Holding Group, LLC, at Lender’s principal address located at Ontario, Canada (“GLHG”). Under the terms of the Equity Financing Agreement, GLHG agreed to loan certain sums to the Company from time to time, and the Company wishes to borrow certain sums from GLHG up to $250,000. The Company promises to pay to the order of GLHG on or before January 1, 2024 the principal sum of $250,000.00 or so much thereof as may be advanced and outstanding, together with all interest accrued on unpaid principal, to be computed on each advance of a loan from the date of its disbursement to Borrower, at a rate of eight and five percent per annum (calculated on the basis of a 360-day year), compounded annually.

Item 1.03 Change of Receiver.

On August 27, 2021, Earth Science Tech, Inc., a Nevada corporation (the “Company”), .Robert L. Stevens along with Somerset Capital, Ltd./Strongbow Advisors, Inc. was discharged and removed as receiver and was replaced by William A. Leonard Jr. of Crisis Management, Inc.. The replacement of receiver was granted by the Eigth Judicial Court in Clark County Nevada, and is the result of the ongoing litigation initiated on January 19, 2021 by certain shareholders (ultimately representing approximately 33%) who intervened because of concerns of Mr. Stevens’ lack of transparency.

During the litigation the intervenors were able to settle all claims including those of Cromogen Biotechnology Corporation (“Cromogen”); thereby ending the litigation that started as a breach of contract claim, that’s been ongoing since October 23, 2014 leading to the January 11, 2019’s receivership with Mr. Stevens. The intervenors have also achieved funding options through the Company’s loyal shareholder base and a strong merger candidate that will position the Company stronger than it’s ever been.

Mr. Leonard Jr. has been appointed by the court to reinstate the original board of directors member while overseeing the estate and to revaluate Mr. Stevens 2 year and 8 month receivership term with the Company. The original board members include, Nickolas S. Tabraue and Steven Warm (collectively “board members”). The board members will be working on getting the Company current with the SEC and OTC, raise necessary capital, and work on acquiring its merger candidate to maximize shareholder value under the supervision and assistance from Mr. Leonard Jr..

The granted court order allows for approximately 30 days for the Company to end the receivership under Mr. Leonard Jr., more time can be requested if needed by the Mr. Leonard Jr. prior to unwinding out of receivership to assure the Company’s success.

Item 5.02(d) Election of Directors

On August 30, 2021, Nickolas S. Tabraue, Steven Warm, and Jeannette Steigerwald have been elected to the board of directors of the Company by Mr. Leonard Jr. The board will be working on getting the Company current and compliant with OTC and the SEC, while investigating the prior receivership’s actions related to Company with Mr. Leonard.

Item 8.01 Other Events

On August 30, 2021, the Company reached a settlement with Cromogen for $585,885.90 in a month to month payment plan starting January 1, 2022, having the initial payment of $45,000 and $10,000 each month followed with the final payment set on December 1, 2026. If the Company is able to and decides to pay the settlement entirely prior to January 1, 2022 commencement, a $85,885.90 reduction will take place having the settlement be $500,000. If the Company defaults on Cromogen’s settlement, a confession of judgement will be executed for the amount of $970,000, representing the total amount of Cromogen’s unsecured claims, less any amount paid by the Company, plus costs and attorney fees incurred to obtain the enforce of judgement.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
10.1	Order discharging receiver and appointing successor receiver to implement proposed plan
10.2	Resolution and Reinstatement of the Board
10.3	Lease Agreement
10.4	Settlement Agreement
10.5	Revolving Credit Agreement issued by Earth Science Tech, Inc. in favor of Great Lakes Holding, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH SCIENCE TECH, INC.

Dated: September 2, 2021	By:	/s/ Nickolas S. Tabraue
Nickolas S. Tabraue, under the supervision and direction of William A. Leonard Jr. and Crisis Management, Inc., receiver for Earth Science Tech, Inc. Case No. A-18-784952-C
	Its:	CEO and Director